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                                                                       Exhibit 5



                                [Letterhead of]

                            CRAVATH, SWAINE & MOORE
                               [New York Office]



                                 (212) 474-1000

                                                                  March 14, 2001


                               Agere Systems Inc.


Ladies and Gentlemen:

     We have acted as counsel for Agere Systems Inc., a Delaware corporation (the "Company") in connection with the Registration Statement on Form S-1 and the amendments thereto (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of the offering and sale by the Company of up to 300,000,000 shares (the "Company Shares") of the Company's Class A common stock, par value $.01 per share ("Common Stock") sold pursuant to the terms of the underwriting agreement to be executed by the Company, Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc., J.P. Morgan Securities Inc., Salomon Smith Barney Inc., Deutsche Banc Alex. Brown Inc., ABN AMRO Rothschild LLC, SG Cowen Securities Corporation and Blaylock & Partners, L.P. (the "Primary Underwriters") (the "Primary Underwriting Agreement"), and the offering and sale by the selling stockholder listed in the Registration Statement (the "Selling Stockholder") of up to 200,000,000 shares of Common Stock (the "Selling Stockholder Shares") sold pursuant to the terms of the underwriting agreement to be executed by the Company, Morgan Stanley & Co. Incorporated in its capacity as the Selling Stockholder, and Morgan Stanley & Co. Incorporated in its capacity as Underwriter (together with the Primary Underwriters, the "Underwriters") (the "Secondary Underwriting Agreement"). The Company Shares and the Selling Stockholder Shares are collectively referred to as the "Shares." The Primary Underwriting Agreement and the Secondary Underwriting Agreement are collectively referred to as the "Underwriting Agreements."

     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for


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the purposes of our opinion, including: (a) the Restated Certificate of
Incorporation of the Company; (b) the By-laws of the Company; and (c) certain resolutions adopted by the Board of Directors of the Company.

     Based on the foregoing and subject to the qualifications set forth herein, we are of opinion that:

     1. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware; and

     2. The Shares have been duly and validly authorized and when issued and delivered by the Company and paid for by the Underwriters in accordance with the terms of the Underwriting Agreements referred to in the Registration Statement, will be validly issued, fully paid and nonassessable.

     We are aware that we are referred to under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement, and we hereby consent to such use of our name therein and the filing of this opinion as
Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

                                              Very truly yours,

                                              /s/ Cravath, Swaine & Moore
                                              ---------------------------
                                              Cravath, Swaine & Moore

Agere Systems Inc.
   555 Union Boulevard
      Allentown, PA 18109